UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

__________________

FORM 8-K
__________________

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):                                                                                     July 30, 2010

Lexicon Pharmaceuticals, Inc.
(Exact name of registrant as specified in its charter)

Delaware	000-30111	76-0474169
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

8800 Technology Forest Place
The Woodlands, Texas 77381
(Address of principal executive
offices and Zip Code)

(281) 863-3000
(Registrant’s telephone number,
including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

On July 30, 2010, we entered into an amended and restated purchase option agreement (the “Amended and Restated Purchase Option Agreement”) with Symphony Icon Holdings LLC (“Holdings”) and Symphony Icon, Inc. (“Symphony Icon”), amending and restating our purchase option agreement with Holdings and Symphony Icon dated June 15, 2007 (the “Original Purchase Option Agreement”).  On July 30, 2010, we also entered into an amended and restated registration rights agreement (the “Amended and Restated Registration Rights Agreement”) with Holdings, amending and restating our registration rights agreement with Holdings dated June 15, 2007 (the “Original Registration Rights Agreement”).

Concurrently with the execution of the Amended and Restated Purchase Option Agreement on July 30, 2010, we exercised our exclusive purchase option (the “Purchase Option”) thereunder to acquire all of the equity of Symphony Icon, thereby reacquiring all rights to our drug candidates for which we had previously granted Symphony Icon an exclusive license under our intellectual property rights, including LX1031, LX1032 and LX1033, along with any other pharmaceutical compositions modulating the same targets as those drug candidates.  Pursuant to our exercise of the Purchase Option, we paid Holdings $10 million and agreed to make up to $80 million in additional deferred and contingent payments.

The deferred payments will be in an amount equal to $50 million less a 50% share of the expenses we incur after our exercise of the Purchase Option for the development of LX1031, LX1032 LX1033 and other pharmaceutical compositions modulating the same target as those drug candidates (the “LG103 Programs”), subject to certain exceptions for studies currently in progress and up to an aggregate reduction of $15 million.  The deferred payments are payable in our discretion at any time before July 30, 2013.

The contingent payments will consist of a 50% share of any consideration we receive pursuant to any licensing transaction under which we grant a third party rights to commercialize a drug candidate from the LG103 Programs (a “Licensing Transaction”), subject to certain exceptions, up to a maximum of $30 million plus the amount of any reduction in the deferred payments for our development expenses for the LG103 Programs (the “Recapture Eligible Amount”).  The contingent payments will be due if and when we receive such consideration from a Licensing Transaction  In the event we receive regulatory approval in the United States for the marketing and sale of any product resulting from the LG103 Programs prior to entering into a Licensing Transaction for the commercialization of such product in the United States, in lieu of any contingent payment from a Licensing Transaction in the United States with respect to such product, we will pay Holdings the sum of $15 million and any Recapture Eligible Amount attributable to the development of such product, reduced by up to 50% of such sum for the amount of any contingent payments paid prior to such United States regulatory approval attributable to any such Licensing Transaction outside of the United States with respect to such product.  In the event we make any such payment upon United States regulatory approval, we will have no obligation to make subsequent contingent payments attributable to any such Licensing Transactions for the commercialization of such product outside the United States until the proceeds of such Licensing Transactions exceed 50% of the payment made as a result of such United States regulatory approval.

The total of the up-front payment and all deferred and contingent payments by us will not exceed the $90 million exercise price applicable under the terms of the Purchase Option that were in effect before the restructured agreements were signed.

The deferred payments and the contingent payments may be paid in cash, common stock, or a combination of cash and common stock, in our discretion, provided that at least 50% of any payment made on or prior to July 30, 2012 will be paid in common stock and no more than 50% of any payment made after such date will be paid in common stock.  We are required to register any shares of our common stock issued in payment of the deferred payments or contingent payments for resale under a resale registration statement pursuant to the terms of the Amended and Restated Registration Rights Agreement.

Item 2.01	Completion of Acquisition or Disposition of Assets

The information set forth in Item 1.01 is incorporated herein by reference.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant

The information set forth in Item 1.01 is incorporated herein by reference.

Item 9.01	Financial Statements and Exhibits

(d)           Exhibits

Exhibit No.	Description
10.1	—	Amended and Restated Purchase Option Agreement with Symphony Icon Holdings LLC and Symphony Icon, Inc. dated July 30, 2010
10.2	—	Amended and Restated Registration Rights Agreement with Symphony Icon Holdings LLC dated July 30, 2010

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

Lexicon Pharmaceuticals, Inc.

Date: August 2, 2010	By:	/s/ Brian T. Crum
Brian T. Crum
Vice President and General Counsel

Index to Exhibits

Exhibit No.		Description
10.1	—	Amended and Restated Purchase Option Agreement with Symphony Icon Holdings LLC and Symphony Icon, Inc. dated July 30, 2010
10.2	—	Amended and Restated Registration Rights Agreement with Symphony Icon Holdings LLC dated July 30, 2010